Exhibit 10.8

[Company Letterhead]

July 17, 2016
Michelle Shepston

Dear Michelle:

It is my pleasure to offer you a position of employment with Dynamic Materials Corporation (DMC) upon the terms and conditions contained in this letter and contingent upon successful fulfillment of all pre-employment requirements.

Position and Base Salary: You will serve as the Chief Legal Officer, reporting directly to me. The position will be based in Boulder, Colorado. As an exempt employee, you will earn a base salary of $10,000 per pay period (the equivalent of $260,000 per year). You will be eligible for yearly performance and salary reviews per DMC compensation policy.

Discretionary Performance Bonus: Based on performance and achievement of mutually agreed upon goals, including revenues and EBITDA of consolidated DMC, you will be eligible to participate in the company bonus program at a target design point of 40% of actual paid salary in accordance with the program (range based on business and personal performance is 0-72%). For your first twelve consecutive months, you are guaranteed a bonus of actual performance or 100%, whichever is higher. As your first twelve months will span two calendar years, these months will be pro-rated into the yearly payouts that will happen in 2017 and 2018.

Restricted Stock Award: DMC will guarantee a grant of 10,000 shares of Restricted Stock Awards upon hire, as a sign on bonus. The shares will vest and become free of forfeiture in three equal installments on each of the first three anniversaries of the date of grant. Thereafter, you will be eligible to participate in the annual Stock Incentive Plan. One-quarter of restricted stock will vest and become free of forfeiture on the first and second anniversaries of the grant date. The remaining 50% of shares vest on the third anniversary date of the grant date based on the Company’s achievement of pre-determined performance objectives.

Change in Control: If your employment is terminated as a result of a change in control (see attachment 1 for definition of a “Change in Control Event”) of DMC, you will receive a one-time severance payment equal to 12 months of your then-current base salary. If your employment is terminated without cause for other than a change in control event you will receive a one-time severance payment equal to 6 months of your then-current base salary.

Anticipated Start Date: TBD

Personal Time Benefit: You will be eligible for four weeks (20 days) Paid Time-off (PTO) per annum. PTO may be used in accordance with the company PTO Policy outlined in the Employee Benefits Summary.
Employee Benefits: You are entitled to the full range of the company’s standard employee benefits which will include medical and dental insurance, term life, accidental death, life insurance, short and long-term disability, paid public holidays, and other benefits, subject to any waiting periods or vesting schedules, as described in the Employee Benefits Summary.

You will be eligible to participate in the 401(k) retirement plan the first day of hire. DMC matches 100% of your first 3% and 50% of your next 2%, for a total match of 4%. This is a fully-vested plan at commencement of participation. You will also be eligible to participate in the Deferred Compensation Plan.

Proprietary Information and Inventions Agreement/Non-Competition Agreement: As an employee of DMC you may create or have access to information, trade secrets, and inventions relating to the business or interest of the Company, or other parties with whom the Company has had relationships which is valuable to the Company or such other parties and which may lose value if disclosed to their parties. In order to protect such information, the Company will require that you execute the Company’s standard proprietary information and inventions and non-compete agreement, a copy of which is attached hereto, as a condition of your employment.

Pre-employment Conditions: Employment is contingent upon (i) completion of the attached Employment Application, (ii) a pre-employment criminal background investigation, and (iii) establishment of eligibility to work in the United States. Forms to be completed will be forwarded upon receipt of this signed offer.

Michelle, we are excited about having you join our team and look forward to your contributions to the organization. Please sign this letter and return it to me via email scan as acceptance of our offer of employment.

Sincerely,

Kevin Longe
President and CEO

Employment-at-will. This is an offer of employment and should in no way be considered an employment contract. If I accept this offer of employment, I understand that I have been hired at the will of the employer and my employment may be terminated, by me or my employer, at any time.

Acknowledgement of Receipt:

___________________________________ ______________________
Michelle Shepston                      Date

Attachment 1

“Change in Control Event” means the occurrence of any of the following:

A.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

B.
Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

C.
Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.